Exhibit 10.48
FIRST AMENDMENT TO
WYNDHAM WORLDWIDE CORPORATION
NON-EMPLOYEE DIRECTORS
DEFERRED COMPENSATION PLAN
     This First Amendment to the Wyndham Worldwide Corporation Non-Employee Directors Deferred Compensation Plan (the “Plan”) is made as of February 27, 2007:
1.	The word “Reology” is changed to “Realogy” in Section 6 of the Plan.

2.	Section 6 of the Plan is amended to add the following at the end thereof:
“Directors may also elect, pursuant to rules and procedures prescribed by the Committee, to reallocate Assumed Amounts out of units relating to Other Common Stock and into a “Deferred Cash Account” as described below; provided, however, that Restricted Stock Units relating to Wyndham Worldwide Corporation may not be reallocated to the Deferred Cash Account, and, provided further, that, once a Director reallocates Assumed Amounts out of the units relating to Other Common Stock, the Director may not subsequently reallocate such prior amounts into the Deferred Cash Account. For purposes hereof, a “Deferred Cash Account” means the right to receive a cash payment equal to the units relating to Other Common Stock that have been reallocated to this account, plus deemed interest credited on such amount on a quarterly basis at an annual interest rate of six (6) percent.”
3.	Section 9 of the Plan is amended to replace such section with the following:
          “9.    Payment of Accounts.     On the date which is 200 days immediately following the date upon which a Director’s service as a member of the Company’s Board of Directors terminates for any reason, each Director (or his or her beneficiary) shall receive a one-time distribution of (i) Common Stock with respect to all Restricted Stock Units then credited to the Director’s account under the Plan, (ii) shares of Other Common Stock, if applicable, with respect to units relating to such Other Common Stock then credited to the Director’s Account under the Plan, and (iii) cash equal to the balance attributable to the Deferred Cash Account, if applicable, then credited to the Director’s Account under the Plan. The number of shares of the Company Stock and Other Common Stock payable upon such distribution shall equal the number of units credited to such Director’s account as of the date of such distribution, less applicable withholding. Fractional shares shall be paid in cash. Notwithstanding the foregoing, Directors may be given the opportunity, as prescribed by the Committee, to change the timing and form of distribution of the amounts credited to the Directors’ Accounts, provided that the terms and conditions associated with such opportunity shall be consistent with the transition relief provided by applicable guidance issued pursuant to Section 409A of the Internal Revenue Code.”